Exhibit 4.13

DESCRIPTION OF SHARE CAPITAL
General
We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 45834. We were incorporated on October 6, 2011 under the name Third Point Reinsurance Ltd. Our registered office is located at 2 Church Street, Hamilton HM 11, Bermuda. Our agent for service of process in the United States is Registered Agent Solutions, Inc.
The objects of our business are unrestricted, and the Company has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity. The following description reflects amendments to our Memorandum of Association and Bye-laws.
Share Capital
Our authorized share capital consists of 300,000,000 common shares, par value $0.10 per share and 30,000,000 preference shares, par value $0.10 per share. The following descriptions of our share capital, Memorandum of Association and Bye-laws are intended as summaries only and are qualified in their entirety by reference to our Memorandum of Association and Bye-laws, as filed as exhibits to our Annual Report on Form 10-K and to applicable Bermuda law.
As of February 25, 2020, there were 94,213,343 common shares of our common shares outstanding, including 2,202,630 restricted shares.
As of December 31, 2019, we also had reserved for issuance common shares underlying warrants to purchase common shares, in the aggregate, up to 3,494,979 common shares.
As of December 31, 2019, a total of 22,252,206 common shares were reserved for issuance under our current share incentive plans and in connection with restricted share award agreements entered into between us and certain of our employees and directors. As of December 31, 2019, there were share options outstanding (subject to vesting) for 8,306,658 common shares.
Preference Shares
Pursuant to Bermuda law and our Bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company.
As of February 25, 2020, there were 30,000,000 preference shares authorized and 0 issued.
Common Shares
Common shares have no pre-emptive rights or other rights to subscribe for additional shares, and no rights of redemption, conversion or exchange. Under certain circumstances and subject to the provisions of Bermuda law and our Bye-laws, we may be required to make an offer to repurchase shares held by members.
Dividend Policy
The board may, subject to Bermuda law and our Bye-laws, declare a dividend to be paid to our members as of a record date determined by the board, in proportion to the number of shares held by such holder. No unpaid dividend shall bear any interest.
Voting Rights
In general, and subject to the adjustments described below, members have one vote for each share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of members.
Under our Bye-laws if, and so long as, the votes conferred by the “Controlled Shares” (as defined below) of any person would otherwise cause such person (or any other person) to be treated as a “9.5% Shareholder” (as defined below) with respect to any matter (including, without limitation, election of directors), the votes conferred by the Controlled Shares owned by shareholders of such person’s “Controlled Group” (as defined below) will be reduced (and will be automatically reduced in the future) by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares of such person will not result in any other person being treated as a 9.5% Shareholder with respect to the vote on such matter. These reductions will be made pursuant to formulas provided in our Bye-laws, as applied by the board within its discretion. Under these provisions certain members may have their voting rights limited to less than one vote per share, while other members may have voting rights in excess of one vote per share.
“Controlled Shares” means, in reference to any person, all shares that such person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code) or, in the case of any U.S. Person, constructively (within the meaning of Section 958(b) of the Code); “Controlled Group” means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other member any of whose shares are included in the Controlled Shares of such person; “9.5% Shareholder” means a U.S. Person that (a) owns (within the meaning of Section 958(a) of the Code) any shares and (b) owns, is deemed to own, or constructively owns Controlled Shares which confer votes in excess of 9.5% of the votes conferred by all of the issued and outstanding shares.
In addition, our Bye-laws provide that the board may determine that certain shares shall not carry voting rights or shall have reduced voting rights to the extent that the board reasonably determines, by the affirmative vote of a majority of the directors, that it is necessary to do so to avoid any adverse tax consequences or materially adverse legal or regulatory treatment to us, any of our subsidiaries or any member or its affiliates, provided that the Board will use reasonable efforts to ensure equal treatment to similarly situated members to the extent possible under the circumstances.
Our Bye-laws authorize us to request information from any member for the purpose of determining whether a member’s voting rights are to be adjusted as described above. If, after a reasonable cure period, a member fails to respond to a request by us for information or submits incomplete or inaccurate information in response to a request, the board may eliminate the member’s voting rights. A member will be required to notify us in the event it acquires actual knowledge that it or one of its investors is the actual, deemed or constructive owner of 9.5% or more of our controlled shares.
Certain Bye-laws Provisions
The provisions of our Bye-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that an investor might consider in its best interest, including an attempt that might result in its receipt of a premium over the market price for its shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of such persons’ terms.
Number of Directors. Our Bye-laws provide that the Board shall consist of such number of Directors, not fewer than five Directors, as the Board may from time to time determine in its sole discretion, up to a maximum of eleven Directors.
Classified Board of Directors. In accordance with the terms of our Bye-laws, our board is divided into three classes, class I, class II and class III. Directors shall hold office for a three year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office. A Director shall hold office until the annual general meeting for the year in which his term expires, subject to conditions of the Bye-laws. Our Bye-laws further provide that the authorized number of directors may only be changed by resolution of the board. Additionally, the Board of Directors has the power to fill vacancies on the Board as a result of any increase in the size of the Board. This will allow the Board to elect a class Director to fill a vacant class seat (created by any increase in the number of Directors on the Board), without the need to wait for the expiry of such class of Director’s three year term.

Removal of Directors. Our directors may be removed only for cause by the affirmative vote of the holders of at least a 50% of our voting shares. Any vacancy on our board, including a vacancy resulting from an enlargement of our board, may be filled only by vote of a majority of our directors then in office, subject to limited exceptions.
No Shareholder Action by Written Consent. Our Bye-laws provide that shareholder action may be taken only at an annual meeting or special meeting of shareholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a shareholder meeting could delay, prevent or invalidate shareholder action.
Shareholder Advance Notice Procedure. Our Bye-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders. The Bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the shareholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the shareholder’s notice must be delivered to or mailed and received by us not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. The notice must include the following information:

•	the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

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a representation that the shareholder is a holder of record of our share capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

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if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the shareholder;

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such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, or the matter had been proposed, or intended to be proposed, by the board of directors;

•	if applicable, the consent of each nominee to serve as a director if elected; and such other information that the board of directors may request in its discretion; and

•	such other information that the board of directors may request in its discretion.
Amendments to Memorandum of Association and Bye-laws. Amendments to our Bye-laws require an affirmative vote of majority of our board and a majority of the outstanding shares then entitled to vote at any annual or special meeting of shareholders. Amendments to our Memorandum of Association require an affirmative vote of majority of our board and 66.67% of the outstanding shares then entitled to vote at any annual or special meeting of shareholders. Our Bye-laws also provide that specified provisions of our Bye-laws may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66.67% of the issued and outstanding shares then entitled to vote at any annual or special meeting of shareholders, including the provisions governing voting, the election of directors, our classified board, director removal and amendments to our Bye-laws and memorandum of association.
In addition, no amendment to the Bye-laws or Memorandum of Association which would have a material adverse effect on the rights of Daniel S. Loeb may be made without his consent, but only for so long as he holds a number of shares equal to at least 25% of the total number of shares held by such party on December 22, 2011.
These provisions make it more difficult for any person to remove or amend any provisions in our Memorandum of Association and Bye- laws that may have an anti-takeover effect.
Business Combinations. Our Bye-laws provide that we are prohibited from engaging in any “business combination” with any “interested shareholder” for a period of three years following the time that the shareholder became an interested shareholder without the approval by the board and the authorization at an annual or special general meeting, by the affirmative vote of at least 66.67% of our issued and outstanding voting shares that are not owned by the interested shareholder unless:

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prior to the time that the person became an interested shareholder, the board approved either such business combination or the transaction which resulted in the person becoming an interested shareholder; or

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upon consummation of the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the number of our issued and outstanding voting shares at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

Our Bye-laws define “business combination” to include the following:

•	any merger or consolidation of the Company with the interested shareholder or its affiliates;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of our assets involving the interested shareholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by us of any share of the Company to the interested shareholder;

•	any transaction involving the us that has the effect of increasing the proportionate share of any class or series of our shares beneficially owned by the interested shareholder; or

•	any receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.
An “interested shareholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the issued and outstanding voting shares of the Company.

Consent to Special Actions. Our Bye-laws provide that we shall not and shall cause TP Re not to enter into any transaction with any (i) our affiliates, (ii) shareholder and/or director, officer, employee, and/or affiliate of any shareholder, and/or (iii) director, officer, employee, and/or affiliate of any of the foregoing without the prior written consent of Daniel S. Loeb for so long as he holds shares representing at least 25% of the shares respectively held by him on December 22, 2011.

Meetings of Shareholders. Our annual general meeting will be held each year. A special general meeting will be held when, in the judgment of the Chairman, any of our two directors, any director and our secretary or the board, such a meeting is necessary. In addition, upon receiving a requisition from holders of at least 1/10th of our voting shares, the board shall convene a special general meeting. At least two or more persons representing more than 50% of our aggregate voting power must be present to constitute a quorum for the transaction of business at a general meeting, provided that if we shall at any time have only one member, one member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time. As determined according to certain adjustments of voting power specified in our Bye-laws (see “—Voting Rights”), questions proposed for consideration by the shareholders will be decided by the affirmative vote of the majority of the votes cast.
Repurchase of Shares. Our Bye-laws provide that, if at any time following the first anniversary of the completion of our initial offering, the average of our closing price per share on NYSE (or such other principal stock exchange or automated quotation system on which our shares are then traded) for each trading day in the then most recent 12 month period is 90% or less than the book value per our shares, we will make offers, from time to time, to repurchase, in the open market or in a tender offer, a number of its shares that, when combined with all prior similar repurchases, does not exceed 15% of sum of (a) the number of shares outstanding offer such repurchase and (b) the aggregate number of shares repurchased, provided that the majority of the members of the board other than Daniel S. Loeb and the directors affiliated with or employed by Third Point LLC or its affiliates (such disinterested directors, the “Disinterested Board Members”) may, in their sole discretion, determine not to offer to make such a repurchase. Any such offer to repurchase shall be for a price per share determined by the board, but in no event greater than the book value per share, provided that we will not make any such offers to the extent our repurchase of shares (A) does not comply with the Companies Act, or (B) would result in (i) an adverse ratings action against us or Third Point Re by A.M. Best, or (ii) any adverse action against us or Third Point Re by any regulatory authority.
Transfer Agent and Registrar
Upon the completion of this offering, the transfer agent and registrar for our common shares will be ComputerShare Trust Company, N.A.